UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

GREGORY B. BRACA

GEORGE E. NORCROSS, III

PHILIP A. NORCROSS

ALESSANDRA T. NORCROSS

ALEXANDER S. NORCROSS

MARY PAT CHRISTIE

DANIEL J. HILFERTY

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED AUGUST 8, 2023

2022 ANNUAL MEETING OF SHAREHOLDERS

OF

REPUBLIC FIRST BANCORP, INC.

PROXY STATEMENT

OF

GREGORY B. BRACA

GEORGE E. NORCROSS, III

PHILIP A. NORCROSS

ALESSANDRA T. NORCROSS

ALEXANDER S. NORCROSS

MARY PAT CHRISTIE

DANIEL J. HILFERTY

PLEASE VOTE BY TELEPHONE, VIA THE INTERNET, OR BY SIGNING, DATING AND MAILING

THE ENCLOSED BLUE PROXY CARD TODAY.

To the Shareholders of Republic First Bancorp, Inc.:

We are furnishing this proxy statement (the “Proxy Statement”) and the enclosed BLUE proxy card to holders of common stock, par value $0.01 per share (“Common Stock”), of Republic First Bancorp, Inc. (the “Company”) in connection with our solicitation of proxies for use at the 2022 annual meeting of shareholders of the Company that will be held on October 5, 2023 at [        ] [a.m./p.m.] at [            ] (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

This solicitation is being conducted by Gregory B. Braca, George E. Norcross, III, Philip A. Norcross, Alessandra T. Norcross and Alexander S. Norcross (collectively, the “Group”, “we” or “us”) in support of the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty (collectively, the “Norcross-Braca Nominees,” and together with the “Group,” the “Participants” in this solicitation) to the board of directors (the “Board”) of the Company. The members of the Group are the beneficial owners of an aggregate of 6,984,343 shares of Common Stock of the Company, as further described on Schedule I, or approximately 9.95% of the outstanding Common Stock as of the date hereof, based on the number of shares of Common Stock outstanding as of August 3, 2023, as reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2023. Neither Mary Pat Christie nor Daniel J. Hilferty directly or indirectly beneficially own any Common Stock, but both commit to acquire shares of Common Stock if elected to the Board.

We are of the opinion that the Company’s poor performance over an extended period of time necessitates an immediate reevaluation of strategy and believe that shareholders have lost confidence in this Board’s ability to right the ship and its willingness to take actions necessary to unlock value for shareholders. We believe the Board will benefit from the addition of three highly qualified independent directors with relevant corporate, financial, and local market experience, including Gregory B. Braca, the former CEO of one of the top ten largest banks in the United States with over $500 billion in assets and 26,000 employees. Our nominees are well-positioned to assist the Board in the reassessment of the Company’s strategic direction. We are seeking your support at the Annual Meeting to elect the Norcross-Braca Nominees to the Board as Class III directors to serve until the 2025 annual meeting of shareholders or until the election and qualification of their successors.

The Norcross-Braca Nominees can help guide the Company in making critical changes that are necessary to enhance shareholder value. Your vote to elect the Norcross-Braca Nominees will have the legal effect of replacing the two incumbent directors, Peter B. Bartholow and Benjamin C. Duster, IV, and of filling the now-vacant Board seat. If elected, the Norcross-Braca Nominees, subject to their fiduciary duties as directors, will work with the other members of the Board to position the Company to unlock value immediately for shareholders.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to shareholders on or about [            ], 2023. This Proxy Statement and the enclosed BLUE proxy card available for no charge at http://www.sec.gov.

Gregory B. Braca, George E. Norcross, III, Philip A. Norcross, Alessandra T. Norcross and Alexander S. Norcross are members of a group for purpose of this proxy solicitation, and together with the Norcross-Braca Nominees are deemed participants in this proxy solicitation.

Pennsylvania law requires prior approval from the Pennsylvania Department of Banking and Securities (the “Department”) before soliciting proxies with respect to more than 10% of the outstanding shares of voting stock of any Pennsylvania bank. On July 21, 2023, the Group filed an application (the “Section 112 Application”) pursuant to Section 112 of the Pennsylvania Banking Code of 1965 with the Department. The Group intends to vote its shares of Common Stock in favor of the election of the Norcross-Braca Nominees but will not solicit proxies unless and until the Section 112 Application is approved by the Department.

As of the date hereof, the Group collectively owns 6,984,343 shares of Common Stock (the “Group Shares”), representing approximately 9.95% of the outstanding Common Stock. We intend to vote the Group Shares FOR the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty.

The Company has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting as of the close of business on August 11, 2023 (the “Record Date”). There are currently [        ] shares of Common Stock outstanding as of the Record Date. The mailing address of the principal executive offices of the Company is Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102.

The Company has a classified Board, which is currently divided into three classes. The terms of the two Class III directors expire at the Annual Meeting. In addition, on June 30, 2023 the Company announced it was expanding its board by one director. The Company has proposed [            ] as a nominee of the Company to fill the vacant seat. The Participants and the Company will each be using a “universal” proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Shareholders will have the ability to vote for up to three nominees on our enclosed BLUE proxy card. Any shareholder who wishes to vote for any combination of the Company’s nominees and the Norcross-Braca Nominees may do so on our BLUE proxy card. There is no need to use the Company’s white proxy card or voting instruction form, regardless of how you wish to vote. We believe the best opportunity for the Norcross-Braca Nominees to be elected is by voting on the BLUE proxy card. We therefore urge shareholders using our BLUE proxy card to vote “FOR” the Norcross-Braca Nominees. IMPORTANTLY, IF YOU MARK MORE THAN THREE “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

THIS SOLICITATION WILL BE MADE BY THE PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY (OR ANY OTHER SHAREHOLDER). WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.

THE GROUP URGES YOU TO USE THE BLUE PROXY CARD TO VOTE BY TELEPHONE OR BY INTERNET OR BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY IN PERSON BY BALLOT AT THE ANNUAL MEETING.

THE GROUP URGES YOU TO DISREGARD ANY SOLICITATION MATERIALS THAT MAY BE SENT TO YOU BY COMPANY MANAGEMENT OR THE BOARD OR ANY OTHER SHAREHOLDER AND TO NOT SUBMIT ANY PROXY TO THE COMPANY OR ANY OTHER SHAREHOLDER. IF YOU HAVE ALREADY SENT A WHITE PROXY CARD FURNISHED BY THE COMPANY OR ANY OTHER SHAREHOLDER, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF GREGORY B. BRACA, MARY PAT CHRISTIE, AND DANIEL J. HILFERTY AS DESCRIBED IN THIS PROXY STATEMENT BY USING THE ENCLOSED BLUE PROXY CARD TO VOTE BY TELEPHONE OR BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR SUBMITTING A LATER DATED PROXY OR BY VOTING IN PERSON BY BALLOT AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own. The Group urges you to vote FOR the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty by telephone or Internet, by signing, dating and returning the enclosed BLUE proxy card, or by voting in person by ballot at the Annual Meeting. Due to ongoing delays in the delivery of U.S. mail, we are encouraging shareholders to submit their proxies electronically, if possible.

Registered Owners

If your shares of Common Stock are registered in your own name, please vote today by telephone or Internet following the instructions on the enclosed BLUE proxy card, or you may sign and date the enclosed BLUE proxy card and return it to the Group in the enclosed postage-paid envelope.

Beneficial Owners

If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting instruction form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

Beneficial owners may vote either by the Internet or toll-free telephone. Please refer to the enclosed instructions on how to vote by Internet or telephone. You may also vote by signing, dating and returning the enclosed BLUE voting instruction form. Beneficial owners who wish to attend the Annual Meeting and vote in person by ballot must have requested and obtained a “legal proxy” from their bank or broker prior to the Annual Meeting and present it at the Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any White proxy card you receive from the Company or any proxy card from any other shareholder. Even if you return the Company’s proxy card marked “withhold” as a protest against the election of the Company’s or any other shareholder’s nominees, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty on our BLUE proxy card or in person by ballot at the Annual Meeting. Although you may also vote for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty on the Company’s proxy card, we believe the best opportunity for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty to be elected is by voting on the BLUE proxy card. So please make certain that you have used our BLUE proxy card for the latest dated proxy you submit.

If you have already sent a White proxy card furnished by the Company or any other shareholder, you may revoke that proxy and vote for the election of Gregory B. Braca, Mary Pat Christie, and Daniel J. Hilferty as described in this proxy statement by using the enclosed BLUE proxy card to vote by telephone or by internet or by signing, dating and returning the enclosed BLUE proxy card. The latest dated proxy is the only one that counts.

THE GROUP URGES YOU NOT TO SUBMIT ANY PROXY TO THE COMPANY OR ANY OTHER SHAREHOLDER.

If you have any questions about this Proxy Statement, need additional copies of the Participants’ proxy materials or require any assistance voting your BLUE proxy card,

please contact Innisfree M&A Incorporated at the phone numbers listed below.

Shareholders Call:

1 (877) 750-5837 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other locations)

Banks and Brokers Call Collect:

(212) 750-5833

REASONS FOR THE SOLICITATION

We are extremely dissatisfied by the performance of the Company under the leadership of the current Board. When the Group first passed the 5% ownership threshold on January 20, 2022 the Company’s stock price was $3.72. As of August 1, the Company’s stock price was under $1.00 and has been as low as $0.62. Over the same period the Company has received at least 9 notices of filing delinquency or delisting from Nasdaq, failed to hold an annual meeting in over 26 months and has failed to timely file any 10-K or 10-Q, with the 10-K for year-end 2022 still not filed over 180 days beyond its due date. The Company has had three CEOs and three different CFOs during that same period. Based on call reports filed by the bank, the only reports filed about the Company’s performance since September 30, 2022, the bank has lost a total of $14.6 million in the first six months of 2023 and now has embedded losses of over $471 million on its securities portfolio, as of June 30, 2022.

As concerned shareholders, the Group has sought to help effect change at the Company, including to invest much needed capital in the Company, but the Board has refused to meaningfully engage with the Group regarding our numerous proposals over the past 18+ months, except on limited occasions, such as during a court-ordered mediation. For example, in March 2022, the Group submitted a term sheet to the Company for an initial investment of $50 million in the form of non-voting preferred shares that could be exchanged into voting common shares based on a price of $5.20 per share (subject to adjustment), which is more than five times the Company’s current stock price. The Group did not receive meaningful engagement from the Board in response to this proposal, and the Group and the Company were not able to reach an agreement on the four additional proposals that the Group submitted over the course of the following year despite the Group’s good faith efforts.

The Group continued to show interest in making a significant investment in the Company and proposing the necessary governance and operational changes to reverse the Company’s downward trajectory. During April 2023, the Group once again was prepared to invest much needed capital in the Company at a premium to prevailing market prices and commit to use efforts to raise further equity financing for the benefit of the Company. The Group and the Company had drafts of transaction documents that were substantially advanced to document the equity investment, the Group’s governance rights and associated terms and conditions of the transaction, but negotiations broke down upon the self-interested actions of certain directors of the Company, who demanded releases, indemnities, covenants not to sue and other protections for themselves, which would be in addition to protections that they have under the Company’s organizational documents and state law.

Over the past year, the Company has suffered immeasurably, with many missteps and embarrassments by the Company having come to light, including:

1.	the continued inability to file required quarterly and annual reports in a timely manner;

2.	repeated threats of a NASDAQ delisting;

3.	the abrupt and unexplained resignation of the Company’s CFO;

4.	a refusal to release an investigative report examining related party transactions required by the Company’s auditors;

5.	catastrophic decisions to invest in long-term securities at a time when interest rates were widely expected to rise; and

6.	the embarrassing cancellation, without a coherent explanation, of a badly needed capital raise in partnership with the Company’s Chairman Andrew B. Cohen.

In our view, these missteps and embarrassments have been reflected in the recent performance of the Company’s shares. The share price dropped to an all-time low of just 62 cents in May and has remained around or under one dollar since late June.

The cancellation of the badly needed capital raise remains inexplicable, in our view. The Company has claimed the raise was not necessary despite subsequent announcements that it was suspending the payment of dividends on its preferred stock and interest payments on its debt securities, as well as reducing services, staffing and branch locations — clear signs it is concerned about capital levels. The Company is far less well-capitalized than its peers today, as indicated by capitalization tests versus peers and larger banks, as well as tangible common equity to asset ratios, and its Board and management have no credible plan to turn things around.

Further, as of the date hereof, the Company has not yet filed its annual report on Form 10-K for the 2022 fiscal year, nor the quarterly reports on Form 10-Q for the first quarter of 2023, despite such reports being due on March 16, 2023 and May 10, 2023, respectively. In addition, the Company has not filed proxy information for 2023 (due 120 days after year end) and after this meeting, will still need to a hold another meeting for 2023, which hasn’t been scheduled.

We believe the Board needs members who can provide experienced guidance and leadership to reorient the Company’s strategy and direction and thereby unlock the underlying value of the Company for shareholders. In order to begin effecting the necessary changes, it is imperative that shareholders elect three truly experienced directors who are committed to acting in the Company’s best interests. From our perspective as investors, we believe that Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty are best qualified to guide the Company in the right direction and begin the necessary work of effecting these significant changes.

ELECT GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY; THE BEST REPRESENTATIVES OF SHAREHOLDERS’ INTERESTS

We have nominated Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty for election at the Annual Meeting because of their superior qualifications and relevant corporate, financial, and local market experience. The Company has nominated Peter B. Bartholow and Benjamin C. Duster, IV for re-election and [                ] for election as Class III directors. Shareholders may provide notice of additional nominations.

Gregory B. Braca was the President and Chief Executive Officer of TD Bank from November 2017 to January 2022. TD Bank is one of the top ten largest banks in the United States with over $500 billion in assets and 26,000 employees. Mr. Braca held various senior executive roles with the company, including serving on the management committee of Toronto-Dominion Bank (“TD Bank Group”), the parent company of TD Bank, a global systemically important bank with $1.4 trillion in assets. We believe Mr. Braca’s experience as a member of TD Bank’s board of directors and his in-depth understanding of lending, as well as his expertise balancing governance and regulatory requirements and building teams in risk management, digital banking and data strategy, will make him a formidable addition to the Board. Mr. Braca held the top leadership position at TD Bank as President and Chief Executive Officer for the past four years before his departure in January 2022 to pursue other professional ambitions. During his tenure, Mr. Braca created their Corporate Specialty Banking business, which involved building a nation-wide corporate and specialty lending business covering various industries of Fortune 100 companies as well as specialty asset classes with a focus on real estate, asset-based lending and healthcare. Mr. Braca has remained apprised of all major trends and challenges facing the industry and is well-equipped to help the Company navigate its strategic options. With nearly 40 years of experience in the banking industry, he is also uniquely positioned to attract and retain top talent needed to implement those strategies. Mr. Braca has spent the majority of his career, including recently, focused on and engaged in New York, New Jersey and Pennsylvania – the very markets that the Company serves.

Mary Pat Christie is a respected leader in the high yield and distressed debt capital markets industry where she excelled at placement and structuring of debt for highly levered businesses. Formerly a managing director at Angelo, Gordon & Co., Christie is a partner in the Hampshire Christie Qualified Opportunity Fund, which invests in opportunity zone projects along the Northeast corridor, and Christie 55 Solutions, a consulting firm that delivers strategic business advice in crisis management, government policy and regulatory challenges at the state and federal level. Christie has served as a Regent at Seton Hall University since November 2022 and currently serves on the board of Hackensack Meridian Carrier Clinic in Skillman NJ. She is the former First Lady of New Jersey. Ms. Christie’s experience working in the financial services industry, board service for a variety of for-profit and non-profit institutions, familiarity with the New Jersey market, and her significant understanding of financial markets make her well qualified to serve on the board of directors of the Company.

Daniel J. Hilferty is the Chairman & Chief Executive Officer of Comcast Spectacor and serves as Governor of the Philadelphia Flyers for the National Hockey League. Hilferty was previously at the helm of Independence Blue Cross—one of the nation’s leading health insurers—as its President and Chief Executive Officer for 10 years and launched Dune View Strategies, a strategic advisory firm for small and mid-sized healthcare companies, after retiring from IBX. He joined Comcast Spectacor in February 2023. Hilferty led Philadelphia’s successful bid to be a host city for the FIFA World Cup 2026 and served as Co-Chair on the executive leadership cabinet of the World Meeting of Families which brought Pope Francis to Philadelphia. Mr. Hilferty’s extensive experience as an executive officer of Philadelphia-based companies, including one of the largest employers in the Philadelphia area, as well as his significant understanding of operational, financial, and corporate governance matters, make him well qualified to serve on the board of directors of the Company.

Each of the Norcross-Braca Nominees are dedicated and enthusiastic about joining the Board so that it can function effectively to advance the interests of the Company and begin enhancing value for its shareholders and other stakeholders. For more information on each of the Norcross-Braca Nominees, please see the section of this Proxy Statement entitled “—Election of Directors—The Norcross-Braca Nominees.”

BACKGROUND OF THE SOLICITATION

As set forth in more detail in Schedule I hereto and the Schedule 13D filed by the Group1 with the SEC on January 31, 2022, as amended (the “Schedule 13D”), the Group has made a significant equity investment in the Company, and currently owns approximately 9.95% of the outstanding shares of Common Stock.

On January 31, 2022, the Group sent a letter to the Board explaining that it was exploring options to make a significant investment in the Company and requesting a cooperative dialogue with the Board regarding the development of best approaches for the Board to deliver on the Company’s underlying value to shareholders.

From February to September 2022, the Group wrote to the Board regarding the Group’s desire to engage in cooperative dialogue and to discuss the Company’s strategic alternatives. These strategic alternatives have included the possibility of a substantial investment in the Company by the Group as initially outlined in a non-binding proposal submitted to the Company on March 11, 2022 (the “Term Sheet”). The Term Sheet set forth certain key terms to (i) make an initial direct investment of $50,000,000 through the purchase of newly-issued non-voting preferred shares of the Company and (ii) a second-step transaction (which could be a tender offer or merger with a cash component) that would provide additional liquidity to the Company’s shareholders through the acquisition of shares of Common Stock at a price per share between $5.20 and $5.50, in each case, subject to receipt of all necessary or appropriate corporate and regulatory approvals. The Term Sheet also set forth certain governance arrangements, including that, upon executing a transaction agreement, the Group would have the right to nominate two directors to the Board and the board of directors of the Bank, and the Board would appoint Gregory B. Braca, effective upon receipt of any required regulatory approvals and his separation from the Group, as the Company’s Chief Executive Officer. The Group never received a substantive response to the Term Sheet despite numerous offers to discuss with the Board and its advisors the terms of a potential substantial investment in the Company along the lines of the proposal laid out in the Term Sheet as recently as late September 2022.

On March 8, 2022, Gregory B. Braca, George E. Norcross, III, and Philip Norcross filed a lawsuit (the “March 8th Lawsuit”) in the Philadelphia Court of Common Pleas (the “Court”) against the Company and certain board members regarding alleged efforts to modify employment and compensation agreements in order to entrench Vernon W. Hill, II as Chairman and CEO and disenfranchise shareholders. On April 19, 2022, the trio sought to amend their complaint to seek the scheduling of an annual meeting, appoint a custodian to break the then existing deadlock of the Company’s board and prevent any changes designed to protect or enrich current leadership upon a change of control of the Company.

On March 16, 2022, the Company failed to file its annual report on Form 10-K for 2021. A pattern of missed filings that has plagued the Company since and continues today. This filing was not made until October 26, 2022, 224 days late.    Meaning the Company went almost a year – from the filing of a 10-Q in early November of 2021 until the late 10-K in late October 2022 – leaving the shareholders in the dark without filing a single periodic report with the SEC.

On March 29, 2022, George Norcross filed suit (the “Books and Records Lawsuit”) in the Court to compel the Company to make available for inspection its books and records as is required under Pennsylvania law.

On April 1, 2022, the Company announced that, on March 31, 2022, its auditors had requested an independent investigation into previously disclosed related-party transactions and that the Company expected that the Annual Meeting would be delayed until the conclusion of the investigation and filing of the annual report.

[1]

For purposes of this section, for events prior to July 12, 2023, the “Group” refers to Gregory B. Braca, George E. Norcross, III; Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida, and Susan D. Hudson, Geoffrey B. Hudson, and Rose M. Guida, in their capacity as Trustees of the Avery Conner Capital Trust. For the avoidance of doubt, as of July 12, 2023, the Avery Conner Capital Trust is no longer a shareholder of the Company or a member of the Group

Also on April 1, 2022, Nasdaq notified the Company that the Company was no longer in compliance with the Nasdaq Listing Rules since the Company had not yet filed its annual report on Form 10-K, which was due on March 16, 2022. Since then, the Company has received similar notices from Nasdaq including a notice on May 17, 2023 indicating that the Company did not comply with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1).

On May 10, 2022, the Company announced that the Audit Committee of the Board had engaged Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to conduct an independent review concerning related party transactions, certain of the Company’s controls and any associated financial statement and disclosure implications, including transactions involving Vernon Hill and certain former Board members. The results of this review have never been disclosed by the Company.

Also on May 10, 2022, the Company failed to file its 10-Q for the first quarter of 2022. This filing was not actually made until November 18, 2022, 192 days late.

On May 16, 2022, the Company filed a Form 8-K announcing the following events: (i) the passing of director Theodore J. Flocco, Jr., on May 11, 2022; (ii) the appointment by the Board of Harry D. Madonna, Esq. to serve as Interim Chairman of the Board, replacing Vernon Hill, on May 13, 2022; and (iii) the notification to the Company by Harry Madonna of his decision to resign from his position as Corporate Secretary of the Company and the appointment of Lisa R. Jacobs, Esq. to serve as Corporate Secretary of the Company.

On May 17, 2022, the Group filed papers with the Court dismissing the March 8th Lawsuit and the Books and Records Lawsuit without prejudice.

From May to July 2022, the Company was the subject of litigation to break a Board deadlock and infighting, including after former directors Vernon Hill, Brian Tierney and Barry Spevak filed a shareholder derivative action on behalf of the Company against directors Andrew B. Cohen, Lisa Jacobs, Harry Madonna and Harris Wildstein (the “Madonna Parties”) for breach of their fiduciary duties and violating the federal proxy solicitation laws. On May 26, 2022, the U.S. District Court for the Eastern District of Pennsylvania (the “District Court”) appointed a custodian (the “Custodian”) to call and oversee a special meeting to fill the unexpired term of the late Theodore Flocco and to manage the Company. The Custodian filed a motion in the District Court to permit the special meeting to occur on or before July 29, 2022. On June 22, 2022, the Madonna Parties filed a response to the Custodian’s motion requesting that the Company proceed to its regular 2022 annual meeting of shareholders instead of holding a special meeting. We and the Custodian opposed the request, and the activist hedge fund, Driver Management Company LLC (“Driver”) supported it. The District Court modified its order to require that the special meeting be held before the end of July, and the Company proceeded with scheduling the special meeting and preparing the necessary information statement.

On May 27, 2022, the Group submitted written notice to the Board its intention to nominate Gregory B. Braca for election to the Board as a Class III director to fill the vacancy created by the death of Theodore Flocco.

On July 6, 2022, the United States Court of Appeals for the Third Circuit reversed the order of the District Court appointing a custodian to take over management of the Company and to conduct a special meeting to fill the vacant Board seat. The next day, on July 7, 2022, the Board appointed Benjamin C. Duster, IV as a Class III director to fill the vacancy created by the death of Theodore Flocco, thereby breaking the apparent stalemate at the Board, and Vernon Hill resigned as Chief Executive Officer of the Company effective as of August 8, 2022. Despite the requirement in the bylaws that directors own shares, Benjamin C. Duster, IV did not own any shares at the time and only purchased 100 shares in December 2022, over five months after his election.

On August 8, 2022, Vernon Hill and Barry L. Spevak provided notice to the Company of their respective resignations as members of the Board.

Also on August 8, 2022, Harry Madonna was named Interim Chief Executive Officer of the Company and executive chairman of the Board, and the Company rescinded the notice of their intention not to renew Mr. Madonna’s Amended and Restated Employment Agreement, dated as of March 1, 2021 (the “Employment Agreement”) upon the expiration of its initial term on February 28, 2023. However, the Company failed to notify shareholders for another month that the Employment Agreement would continue under its existing terms, including the reinstatement of a golden parachute payment where Mr. Madonna would receive millions of dollars if certain transactions, like a sale of the Company, were to occur, and that Mr. Madonna’s salary had been increased to $500,000 per year.

On August 9, 2022, the Company failed to file its 10-Q for the second quarter of 2022. This filing was not actually made until November 18, 2022, 125 days late.

On August 16, 2022, the Company announced that WilmerHale’s review was complete, and its findings were being evaluated by the Company’s Audit Committee and management and by Crowe LLP, the Company’s independent registered public accounting firm (“Crowe”), but the Company did not disclose the results of the WilmerHale review and continues to withhold the report from shareholders.

On September 15, 2022, the Company notified shareholders that it had established a strategic review committee to review recent inquiries of multiple parties expressing interest in one or more potential strategic transactions with the Company, but the Company did not disclose the membership of the committee.

On September 19, 2022, Brian P. Tierney provided notice to the Company of his resignation as a member of the Board.

On September 20, 2022, we received a form of non-disclosure agreement from the Board’s external counsel, Vinson & Elkins LLP (“V&E”) as part of the Company’s strategic review process. The form non-disclosure agreement was grossly impractical as it prohibited the Group from recommending board members and injecting the additional capital the Company needs.

On September 22, 2022, we wrote a letter to the Company expressing our concern that the form NDA was impractical, and expressed our willingness to discuss a $50 million investment in the Company through the purchase of newly-issued convertible preferred shares at $3.25 per share that would convert immediately upon necessary approvals, thereby providing the Company with much needed capital. In addition, only to the extent desired by the Company and its shareholders, we would conduct a second step transaction to acquire common stock from existing investors at $3.25 to $3.50 per share, providing the Company’s shareholders an opportunity for liquidity and bringing our total ownership to as high as approximately 45% of the outstanding common stock of the Company (assuming full conversion of our preferred shares). On September 26, the Company notified us that it had received the proposal and instructed its financial advisor, Keefe, Bruyette & Woods, Inc., to engage with our financial advisor, Raymond James & Associates, Inc. (“Raymond James”).

On September 28, 2022, the Company entered into a Cooperation Agreement with Driver, an under 1% shareholder, whereby, among other things, the Company appointed Peter B. Bartholow to the Board as a Class III director and agreed to nominate Mr. Bartholow for re-election at the Annual Meeting and to pay Driver a settlement payment of $925,000 for reimbursement of fees and expenses incurred by Driver in connection with its shareholder nomination.

On the Company’s September 30, 2023 call report filed by the bank, the Company reported an unexplained multi-million dollar accounting error and restatement.

On October 24, 2022, Frank A. Cavallaro, the Company’s Chief Financial Officer, provided written notice of his resignation from the Company, but it was not until October 28, 2022 that the Company disclosed Mr. Cavallaro’s resignation to shareholders in a Current Report on Form 8-K. Mr. Cavallaro appeared to already have a new job lined up as Senior Executive Vice President of Peapack-Gladstone Financial Cooperation and Peapack-Gladstone Bank.

On October 25, 2022, the Group submitted a written request to the Company for a special meeting of shareholders of the Company to (i) elect two directors, one to serve as a Class I director and one to serve as a Class III director until the annual meeting at which such director’s term expires and until the elections and qualifications of their respective successors and (ii) adopt a shareholder resolution to take all actions necessary to amend the Employment Agreement to eliminate the golden parachute payments and any incentives for Harry Madonna to favor a change of control transaction on non-market terms. On and effective October 28, 2022, Jonathan D. Hill was appointed Interim Chief Financial Officer of the Company.

Also on October 25, 2022, Philip A. Norcross submitted a demand to inspect the books and records of the Company, with the purpose to allow the Group to communicate with fellow shareholders of the Company and determine whether the Board properly discharged its duties.

On October 26, 2022, the Company filed its long-delayed annual report on Form 10-K, identifying a number of material weaknesses in its financial reporting, including the failure to maintain an effective control environment, which resulted in deficiencies in the communication of certain relevant information to the Board, and the failure to maintain effective controls over related party transactions, which resulted in a misstatement of the Company’s related party disclosures.

On November 4, 2022, the Group delivered a letter to the Board calling for the immediate resignation of Harry Madonna (both as Interim Chief Executive Officer and Chairman of the Board) for his mismanagement of the Company as shown by the Company’s worsening financial performance and plunging stock price.

On November 7, 2022, the Company announced that it had nominated Peter B. Bartholow and Benjamin C. Duster, IV for election at the Annual Meeting. In the face of our request for a special meeting to fill the two empty seats, the Company also announced that the Board had shrunk the size of the Board to six members, effective November 4, 2022, thereby frustrating the purpose of the special meeting by eliminating the opportunity to elect additional directors, even though we believe shareholders would have been supportive of our proposal. The announcement gave shareholders just seven days to submit nominations and with the deadline set to expire a full 73 days before the scheduled meeting date and conveniently, exactly two days before the Norcross Group would have held shares for sufficient time to submit a 14a-8 proposal.

On November 9, 2022, the Company failed to file its 10-Q for the third quarter of 2022. This filing was not actually made until March 15, 2023, 126 days late. Additionally, the Company failed to file an NT 10-Q to notify the SEC that the Company’s 10-Q would be filed late.

On November 11, 2022, the Group submitted written notice of Philip A. Norcross’ nomination of Gregory B. Braca for election to the Board at the Annual Meeting as a Class III director.

On November 14, 2022, the Board interviewed Gregory B. Braca for the open position of Chief Executive Officer.

On November 16, 2022, the Company notified Philip A. Norcross of its position that the nomination of Gregory B. Braca for election to the Board failed to satisfy the advance notice requirements of the Company’s organizational documents.

On November 22, 2022, the Group filed a complaint in the Court of Common Pleas of Philadelphia County (the “Court”) against the Company and its then-current directors, Harry Madonna, Andrew B. Cohen, Lisa Jacobs, Harris Wildstein, Peter B. Bartholow and Benjamin C. Duster, IV, for improperly interfering with the current shareholder election by illegally reducing the size of its Board from eight to six members and interfering with the shareholder franchise and for improperly rejecting Philip A. Norcross’s nomination of Gregory B. Braca for election to the Board at the Annual Meeting as a Class III director. The Complaint also asserted that the appointment of Benjamin Duster to the Board violated the Company’s governing documents because Mr. Duster was not a shareholder of the Company.

On December 5, 2022, the Group filed a Motion for a Preliminary Injunction in the Court, seeking an injunction to bar the Company from implementing its illegal board reduction plan and from rejecting the nomination of Gregory B. Braca for election to the Board.

On December 8, 2022, the Court entered an Order scheduling a hearing on the Motion for Preliminary Injunction for December 16, 2022. After the Court’s usual business hours on December 13, 2022, the Defendants removed the case from the Court to the United States District Court for the Eastern District of Pennsylvania. The Group received notice of the removal on December 14, 2022, after the filing was accepted by the Court.

On December 9, 2022, the Group submitted an updated non-binding proposal to the Company (the “Updated Term Sheet”). The Updated Term Sheet set forth certain key terms to make an initial direct investment of $75,000,000 through the purchase of newly-issued non-voting preferred shares of the Company, subject to receipt of all necessary or appropriate corporate and regulatory approvals. The Updated Term Sheet also set forth certain governance arrangements, including that, upon executing a transaction agreement, we would have the right to nominate three directors to the Board and the board of directors of the Bank, and the Board would appoint Gregory B. Braca, effective upon receipt of any required regulatory approvals and his separation from the Group, as the Company’s Chief Executive Officer.

On December 19, 2022, the Group filed in the District Court a Motion for Expedited Remand back to the Court and, in the alternative, a new Motion for Preliminary Injunction, seeking the same relief as the injunction motion previously filed in the Court. After further briefing on both motions, on January 6, 2023, the District Court granted the Group’s Motion to Remand and remanded the case back to the Court.

On December 22, 2022, the Company announced that Thomas X. Geisel had been appointed Chief Executive Officer of the Company and a member of the Board, effective immediately. This expanded the Board back to 7 seats from 6.

On December 24, 2022, the Group submitted a further updated non-binding proposal to the Company, which modified certain terms of the December 9 Term Sheet (the “December 24 Term Sheet”). The December 24 Term Sheet set forth certain key terms of the Group’s proposal to make a direct investment of $75,000,000 in the Company through the purchase of newly-issued non-voting common shares of the Company to be issued after receipt of all required approvals. The purchase price was to be determined. As of December 23, 2022, the Shares were trading at $2.09 per share.

On December 27, 2022, the Company filed a preliminary proxy statement for the proposed annual meeting. Despite the meeting scheduled to be held in 2023, the proxy statement only contained information about 2021. We believe that, for this reason and despite the announcement of a meeting, under the proxy rules the proxy statement could not be finalized and the meeting could not occur, until the Company filed it’s 10-K for 2022 – which it still hasn’t done.

On January 7, 2023, the Group submitted a further updated non-binding proposal to the Company, which modified certain terms of the December 24 Term Sheet (the “January 7 Term Sheet”). The January 7 Term Sheet set forth certain key terms of the Group’s proposal to make a direct investment of $100,000,000 in the Company through the purchase of newly-issued common shares of the Company to be issued after receipt of all required approvals. The purchase price was expected to be $2.35 per share. As of January 6, 2023, the Shares were trading at $2.28 per share.

On January 13, 2023, the Group filed in the Court a Motion for Expedited Hearing and Interim Relief, requesting that the Court grant an expedited hearing in the action and order a delay of 60 days in the annual meeting date to allow the Group to meaningfully engage in a proxy contest with respect to the then-scheduled annual meeting. On that same day, the Court ordered counsel for the parties to appear for a status conference on January 18, 2023.

On January 18, 2023, the Court held the status conference. Following the status conference, on January 24, 2023, the Court entered an Order, dated January 18, 2023, providing that; (i) The parties, their witnesses and counsel shall appear for a hearing on the Motion for Preliminary Injunction at 11:00 a.m. on April 25, 2023, and if necessary at 10:00 a.m. on April 26, 2023; and (ii) Defendant (the Company) shall not hold any shareholder vote with respect to any vacancy on its Board until May 31, 2023 at the earliest.

Also at the January 18, 2023 status conference, the Court referred the parties to retired Judge Lisa Rau for mediation. The parties submitted a request for mediation to Judge Rau on February 3, 2023, and on February 9, 2023, Judge Rau held a pre-mediation conference attended by counsel for both parties. Judge Rau continued to work with the parties separately between February and April, and on April 12, 2023, Judge Rau conducted an additional mediation session with the parties.

On February 3, 2023, the Group delivered a letter to the Board expressing the Group’s disappointment and concern regarding the lack of engagement displayed by the Board with respect to the January 7 Term Sheet.

On March 9, 2023, the Group entered into a mutual non-disclosure agreement with the Company to facilitate a meeting to discuss a possible negotiated transaction involving the Group and the Company, which included customary non-disclosure, non-use and standstill and mutual non-disparagement terms (the “Confidentiality Agreement”).

Also on March 9, 2023, the Company entered into a Securities Purchase Agreement with certain purchasers specified therein, which automatically terminated the standstill and mutual non-disparagement provisions in the Confidentiality Agreement at such time.

On March 10, 2023, the Company announced a $125 million capital raise (the “Capital Raise”), which was to include commitments of $60,725,000 from affiliates of Castle Creek Capital and $34,725,000 from an affiliate of Cohen Private Ventures, LLC (a family office run by Andrew B. Cohen). The Capital Raise was to include a combination of Common Stock, Series B Convertible Preferred Stock, non-voting common stock, and warrants, and valued the Company’s shares at $2.25 per share.

On March 16, 2023, the Company failed to file its annual report on Form 10-K for 2022. This filing, including the required Part III information on directors which was due by 120 days after year end, has still not been made as of the date hereof.

On March 29, 2023, the Group sent a letter to the Company confirming that the standstill provision in the Confidentiality Agreement automatically terminated on March 9, 2023. On March 30, 2023, V&E sent the Group a letter confirming the Company’s understanding that the standstill provision in the Confidentiality Agreement terminated on March 9, 2023. On April 4, 2023, the Group responded to V&E confirming that the mutual non-disparagement provision in the Confidentiality Agreement also automatically terminated. The Group and the Company have engaged in sporadic discussions since such time, including the mediation discussed above, regarding a potential investment in the Company by the Group and associated governance rights, but the parties have not been able to agree on terms. The most recent discussions occurred during the time between mid-April and mid-May, but again, the parties were not able to agree on terms.

On April 21, 2023, the Court entered an Order accepting the joint Stipulation and Proposed Order (the “Joint Stipulation”) submitted by the Group and the Defendants in connection with the November voting rights case. The Joint Stipulation and the Order concerned only the Group’s claims related to the proposed nomination of Gregory B. Braca as a director candidate. In accordance with the Joint Stipulation requested by the Group and the Defendants, and without admissions from any party, the Order stated that: (i) the Company shall re-set the record date for not earlier than May 15, 2023 and reopen nominations for director candidates at the Annual Meeting for a period of not less than fifteen (15) days; (ii) the Group (like any other shareholder) may make one or more nominations of director candidate(s) for Board seats up for election at the Annual Meeting and, assuming the nominations are submitted during the reopened nomination windows by a record owner at the time of the nomination and are otherwise made in accordance with the Company Articles and Bylaws, the Defendants shall not object to the nomination of Gregory B. Braca and/or Philip A. Norcross by the Group; and (iii) when the Annual Meeting is rescheduled, the Annual Meeting will not be scheduled for a date less than seven weeks from the time of the rescheduling announcement, and not less than five weeks from the closing of the window within which shareholders may nominate director candidates. The Joint Stipulation further states that the Group was withdrawing its Motion for Preliminary Injunction.

On April 25, 2023, the Company announced that the Board determined to suspend the payment of dividends on its Perpetual Non-Cumulative, Convertible Preferred Stock and elected to defer payments of interest on its two issuances of outstanding Floating Rate Junior Subordinated Debt Securities Due 2037. On May 5, 2023, the Company announced that the Company would exit its legacy mortgage origination business, streamline its commercial lending business in New York City, and make reductions in force in its New York Lending and Credit teams.

On May 10, 2023, the Company failed to file its 10-Q for the first quarter of 2022. This filing has still not been made as of the date hereof. Additionally, the Company failed to file an NT 10-Q to notify the SEC that the Company’s 10-Q would be filed late.

On May 15, 2023, the Company announced, without providing a reason, that it had decided to pause the previously announced Capital Raise.

On May 15, 2023, the Group sent a letter to the Board questioning the decision to suspend the Capital Raise and calling on the Company to eliminate director perks and compensation to preserve capital. Separately, the Group publicly announced its intention to nominate Gregory B. Braca for election at the Annual Meeting and that it was considering other qualified candidates to stand for election for the other directorship up for election at the Annual Meeting. The Group also publicly announced its intention to nominate candidates to stand for election at the Company’s 2023 annual meeting of shareholders.

On May 15, 2023, the Group sent document requests and deposition notices to the Defendants in connection with the November voting rights case. On June 12, 2023, Defendants filed in the Court Preliminary Objections to the counts of the complaint that were not resolved by the Joint Stipulation. On June 30, 2023, the parties filed a stipulation with the Court providing the Group until August 1, 2023 to respond to the Preliminary Objections and providing Defendants with thirty days to file a reply in support of the Preliminary Objections. The stipulation also provided that Defendants would have thirty days to file a Motion for Protective Order and Stay of Discovery and that the Group would have thirty days to file a response. The parties agreed that no discovery would occur during the pendency of the Motion for Protective Order and Stay of Discovery.

On June 2, 2023, the Group filed a shareholder derivative complaint in the Court on behalf of the Company, a nominal defendant, against directors Harry Madonna, Andrew B. Cohen, Lisa Jacobs, Harris Wildstein, Peter B. Bartholow and Benjamin C. Duster, IV (the “Defendants”), alleging that the Defendants have engaged in breaches of fiduciary duties and other misconduct, including self-dealing, failing to act in the best interests of the Company, issuing false and misleading public statements, violating Pennsylvania law, and mismanaging the Company, resulting in a waste of corporate assets.

On June 20, 2023, the Group wrote a letter to the Board, calling on Andrew B. Cohen to resign from his position as Chairman of the Board, or for the Board to promptly remove him from the position.

On June 30, 2023, the Company announced that the 2022 annual meeting of shareholders would be held on October 5, 2023. The Company also announced that the Board decided to increase the size of the Board by one director from seven to eight directors, effective at the 2022 annual meeting of shareholders, such that three Class III directors will be up for election at the 2022 annual meeting. The Board also set August 11, 2023 as the record date for determining shareholders entitled to receive notice of, and vote at, the 2022 annual meeting.

On July 14, 2023, Philip A. Norcross and Gregory B. Braca provided notice to the Company of their intention to nominate Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty to stand for election to the Board at the 2022 annual meeting of shareholders.

On July 17, 2023, the Company announced that the previously-announced Capital Raise had been mutually terminated by the Company, affiliates of Castle Creek Capital and an affiliate of Cohen Private Ventures.

Also on July 17, 2023, Thomas X. Geisel and Andrew B. Cohen sent a letter to shareholders admitting the Company’s failures, but placing blame on prior management and directors, despite Andrew B. Cohen being on the Board during the entire period in question.

On July 21, 2023, the Group filed the Section 112 Application with the Department.

On July 25, 2023, the Group served a demand for books and records pursuant to 15 Pa. C.S. §1508 on the Company seeking shareholder lists and related information. On August 1, 2023, the Company responded to the books and records demand indicating that it would provide the requested information to which the Group was entitled, subject to entry of a confidentiality agreement and provided a draft of the agreement. On August 2, 2023, the Group and the Company entered into the requested confidentiality agreement.

On July 28, 2023, the Company filed a motion for protective order seeking a stay of discovery in the November voting rights case. On August 1, 2023, the Group filed an answer and brief in opposition to the Company’s preliminary objections to the complaint in that action.

On August 8, 2023, the Participants filed this preliminary Proxy Statement on Schedule 14A.

PROPOSALS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board, which is divided into three classes. The directors in each class are elected for terms of three (3) years so that the term of office of one class of directors expires at each annual meeting of the Company’s shareholders. At the Annual Meeting, the terms of two incumbent Class III directors will expire. In addition, on June 30, 2023 the Company announced it was expanding its board by one director. The Group is seeking your support at the Annual Meeting to elect the Norcross-Braca Nominees—Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty—in opposition to Peter B. Bartholow, Benjamin C. Duster, IV and [                ], the Company’s nominees for a term ending in 2025.

Your vote to elect the Norcross-Braca Nominees will have the legal effect of replacing Peter B. Bartholow and Benjamin C. Duster, IV as incumbent director nominees, and of filling the now-vacant Board seat. If elected, the Norcross-Braca Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they will be able to implement any actions that they may believe are necessary to enhance shareholder value.

THE NORCROSS-BRACA NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions or offices for the past five years of each of the Norcross-Braca Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Norcross-Braca Nominees should serve as directors of the Company are set forth below. This information has been furnished to us by the Norcross-Braca Nominees.

GREGORY B. BRACA

Gregory B. Braca, age 59, is an investor who served as President and Chief Executive Officer of TD Bank US Holding Company, a bank holding company, and its subsidiaries TD Bank, N.A., a national bank (“TD Bank”) and TD Bank USA, National Association, a national bank, from June 2017 to December 2021. Mr. Braca retired from TD Bank on January 28, 2022. During his tenure as Chief Executive Officer of TD Bank, Mr. Braca was also a member of the board of directors. Mr. Braca also served as Group Head of U.S. Banking of Toronto-Dominion Bank, a banking and financial services company and the parent company of TD Bank (“TD Bank Group”) and as a member of their management committee during this same period. Since joining Commerce Bank, N.A., a national bank (“Commerce Bank”) and a predecessor to TD Bank, in 2002, Mr. Braca has held various positions, including Chief Operating Officer from November 2016 to June 2017, Head of Corporate and Specialty Banking from January 2012 to November 2016, a business he started, and Metro President of NY from June 2002 to January 2012 of TD Bank (and Commerce Bank, prior to its acquisition by TD Bank Group in 2008). In addition, Mr. Braca was a member of TD Bank’s management committee from January 2012 to December 2021. Mr. Braca began his banking career in 1982 working at other leading financial institutions, including Citibank, N.A., Marine Midland Bank, a former New York bank, which was acquired by HSBC in 1980, and Barclays Bank of New York, N.A., as a Relationship Manager in 1989. Mr. Braca also spent ten years from December 1992 to June 2002 at FleetBoston Bank, a Massachusetts-based bank, in several roles, including running the Healthcare Corporate Banking business as Senior Vice President/Team Leader New York from 1998 to 2002. Mr. Braca also served as President and Chief Executive Officer of General American Capital, LLC, an investment holding company, from January 31, 2022 to June 30, 2023. Since September 2022, Mr. Braca has served on the board of directors and audit committee of Intellicheck, Inc., an identity authentication company. In addition to serving as Chairman of the board of directors of the New York Bankers Association, a trade group, most recently from February 2020 to February 2022, and as a member of the board since 2015, Mr. Braca has been a member of various non-profit and community organization boards, including the Big Brothers Big Sisters of New York City from 2015 to present.

We believe that Mr. Braca’s experience as a senior executive and director at one of the top ten largest banks in the United States, time spent for the majority of his career in the New York, New Jersey, and Pennsylvania markets, perfectly overlapping the Company’s footprint, and his significant understanding of risk management, balance sheet management, corporate governance, capital markets, regulatory matters, and lending make him well qualified to serve on the board of directors of the Company.

Mr. Braca’s business address is 218 Royal Palm Way, Suite 200, Palm Beach, Florida 33480. Mr. Braca is a citizen of the United States of America.

Other than as stated herein, there are no arrangements or understandings between the members of the Group or any other person or persons pursuant to which the nomination of Mr. Braca described herein is to be made, other than the consent by Mr. Braca to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.

Mr. Braca served as Chief Executive Office of General American Capital LLC from January 31, 2022 to June 30, 2023. General American Capital LLC is a wholly-owned subsidiary of the Avery Conner Capital Trust, which was formerly a shareholder of the Company and formerly part of the Group. There is no arrangement, understanding or agreement between the Avery Conner Capital Trust and Mr. Braca and the Group is not seeking any reimbursement of Mr. Braca’s compensation nor is his prior compensation in any way related to his nomination. There are no arrangements or understandings between Mr. Braca and any other person, pursuant to which Mr. Braca’s litigation expenses are being covered in connection with either Mr. Braca being selected as a Nominee or pursuant to which the nominations were made by Mr. Norcross and Mr. Braca. Any fees related to the Group’s proxy campaign, including legal fees, are expected to be paid by the members of the Group. Mr. Braca is expected to pay his pro rata portion of such fees.

The members of the Group are parties to a Joint Filing Agreement, dated July 13, 2023, which is attached as Exhibit 7(a) the Group’s Schedule 13D filing. There is no arrangement between members of the Group relating to solicitation beyond the Joint Filing Agreement.

During the past ten years, Mr. Braca has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Mr. Braca is currently a party adverse to the Company in a legal proceeding. For more information on such proceedings, please see the section of this Proxy Statement titled “Background of the Solicitation.”

There are no transactions since January 1, 2022, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Braca or any related person of Mr. Braca, including an immediate family member, had or will have a direct or indirect material interest.

There are no relationships by blood, marriage, or adoption (not more remote than first cousin) between Mr. Braca and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

As of the date hereof, Mr. Braca beneficially owns 462,384 shares of Common Stock.

Mr. Braca may be deemed to be a member of the Group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Braca specifically disclaims beneficial ownership of shares of Common Stock that he does not directly own. For information regarding purchases and sales of securities of the Company during the past two years by Mr. Braca and the members of the Group, please see Schedule I.

We believe that Mr. Braca would qualify as an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, no director of a NASDAQ listed company qualifies as “independent” under the NASDAQ listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, if Mr. Braca is elected, the determination of Mr. Braca’s independence under the NASDAQ listing standards ultimately rests with the judgment and discretion of the Board.

We do not expect that Mr. Braca will be unable to stand for election, but, in the event Mr. Braca is unable to serve or for good cause will not serve, the Group Shares will be voted for a substitute nominee, to the extent this is not prohibited under the Company’s Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying Mr. Braca, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the Group Shares will be voted for such substitute nominee(s).

MARY PAT CHRISTIE

Mary Pat Christie, age 59, is a respected leader in the high yield and distressed debt capital markets industry where she excelled at placement and structuring of debt for highly levered businesses. Through this experience she has become knowledgeable in many industries, including healthcare, energy, utilities, aerospace, automotive, telecommunications, retail, restaurants, casinos and hospitality, steel and manufacturing businesses.

Currently she is a partner in the Hampshire Christie Qualified Opportunity Fund, where she helped to raise $73 million of equity capital to invest in opportunity zone projects along the Northeast corridor, primarily in New Jersey. She is also a partner at Christie 55 Solutions, a consulting firm that delivers strategic business advice on crisis management, government policy, and regulatory challenges at the state and federal level. Ms. Christie has held both of these positions since 2018. She has served on the board of Accelerate 360, a logistics, distribution, and media company where she is a member of the audit committee, since September 2021, and on the board of directors of Orexo, a specialty pharmaceutical company headquartered in Uppsala, Sweden, since April 2019. She previously served on the board of Restaurant Technologies Inc., a cooking oil management provider for the foodservice industry, from September 2019 to July 2022.

Ms. Christie’s unique experience as First Lady of New Jersey has allowed her to see public policy up close and personal. Through that office she advocated for a better path for our citizens who are re-entering the work force after a period of incarceration. She supported the autism community and other at-risk groups that benefited from her championing their cause. The highlight of Ms. Christie’s philanthropic work is chairing The Hurricane Sandy New Jersey Relief Fund (“HSNJRF”). Ms. Christie launched this organization in the aftermath of the second worst natural disaster in our country’s history. She enlisted the help of the corporate community, to personally raise over $41 million and distribute 95% of the money collected to programming and services. The NJ Grantmaker Report cited HSNJRF as the #1 funder of New Jersey Sandy recovery efforts. Ms. Christie has served as a Regent at Seton Hall University since November 2022, and currently serves on the board of Hackensack Meridian Carrier Clinic in Skillman, New Jersey.

We believe that Ms. Christie’s experience working in the financial services industry, board service for a variety of for-profit and non-profit institutions, familiarity with the New Jersey market, and her significant understanding of financial markets make her well qualified to serve on the board of directors of the Company.

Ms. Christie’s business address is 83 South Street, Morristown, New Jersey 07960. Ms. Christie is a citizen of the United States of America.

Other than as stated herein, there are no arrangements or understandings between the members of the Group or any other person or persons pursuant to which the nomination of Ms. Christie described herein is to be made, other than the consent by Ms. Christie to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.

During the past ten years, Ms. Christie has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Ms. Christie is not currently a party adverse to the Company in any legal proceedings.

There are no transactions since January 1, 2022, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Christie or any related person of Ms. Christie, including an immediate family member, had or will have a direct or indirect material interest.

There are no relationships by blood, marriage, or adoption (not more remote than first cousin) between Ms. Christie and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

As of the date hereof, Ms. Christie does not beneficially own any shares of Common Stock.

We believe that Ms. Christie would qualify as an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, no director of a NASDAQ listed company qualifies as “independent” under the NASDAQ listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, if Ms. Christie is elected, the determination of Ms. Christie’s independence under the NASDAQ listing standards ultimately rests with the judgment and discretion of the Board.

We do not expect that Ms. Christie will be unable to stand for election, but, in the event Ms. Christie is unable to serve or for good cause will not serve, the Group Shares will be voted for a substitute nominee, to the extent this is not prohibited under the Company’s Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying Ms. Christie, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the Group Shares will be voted for such substitute nominee(s).

DANIEL J. HILFERTY

Daniel J. Hilferty, age 66, is the Chairman & Chief Executive Officer of Comcast Spectacor and serves as Governor of the Philadelphia Flyers for the National Hockey League. Widely respected as a passionate, dedicated leader in Philadelphia and beyond, Mr. Hilferty directly oversees Comcast Spectacor’s full portfolio, including the Philadelphia Flyers, the Wells Fargo Center, Spectacor Gaming, and more.

Mr. Hilferty joined Comcast Spectacor in February 2023 after leading Philadelphia’s successful bid to be a host city for the FIFA World Cup 2026 and continues to serve as Chair of the Board of Directors of Philadelphia Soccer 2026. The 501c3 non-profit organization will serve as the governing body for the city’s Host Committee.

A highly distinguished CEO with deep roots in Philadelphia, Mr. Hilferty was previously at the helm of Independence Blue Cross (“Independence”)—one of the nation’s leading health insurers—as its President and Chief Executive Officer for ten years. During his tenure as CEO, Independence experienced unprecedented growth, becoming one of the five largest Blues in the country.

After retiring from Independence in 2020, Mr. Hilferty launched Dune View Strategies—a strategic advisory firm for small and mid-sized healthcare companies. Dune View Strategies advises and invests in small and mid-size healthcare companies and start-ups as they bring their transformational services, technologies, and products to market. Built around a team of healthcare leaders, Dune View advises clients on the best strategies for navigating the market and accelerating growth.

He has also held many other leadership positions throughout his career, including serving as President and CEO of AmeriHealth Caritas Family of Companies and as Senior Vice President of Government Affairs at Mercy Health Corporation, all Philadelphia-headquartered companies.

Highly effective in the Philadelphia community, Mr. Hilferty serves as lead Independent Director of Essential Utilities, Chair of Healthpilot and Philadelphia Soccer 2026, and is on the board of directors of FS Investments Credit Income Fund. In 2015, he served as Co-Chair on the executive leadership cabinet of the World Meeting of Families, which brought Pope Francis to Philadelphia.

We believe that that Mr. Hilferty’s extensive experience as an executive officer of Philadelphia-based companies, including one of the largest employers in the Philadelphia area, as well as his significant understanding of operational, financial, and corporate governance matters, make him well qualified to serve on the board of directors of the Company.

Mr. Hilferty’s business address is 3601 South Broad Street, Philadelphia, Pennsylvania 19148. Mr. Hilferty is a citizen of the United States of America.

Other than as stated herein, there are no arrangements or understandings between the members of the Group or any other person or persons pursuant to which the nomination of Mr. Hilferty described herein is to be made, other than the consent by Mr. Hilferty to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.

During the past ten years, Mr. Hilferty has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Mr. Hilferty is not currently a party adverse to the Company in any legal proceedings.

There are no transactions since January 1, 2022, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Hilferty or any related person of Mr. Hilferty, including an immediate family member, had or will have a direct or indirect material interest.

There are no relationships by blood, marriage, or adoption (not more remote than first cousin) between Mr. Hilferty and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

As of the date hereof, Mr. Hilferty does not beneficially own any shares of Common Stock.

We believe that Mr. Hilferty would qualify as an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, no director of a NASDAQ listed company qualifies as “independent” under the NASDAQ listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, if Mr. Hilferty is elected, the determination of Mr. Hilferty’s independence under the NASDAQ listing standards ultimately rests with the judgment and discretion of the Board.

We do not expect that Mr. Hilferty will be unable to stand for election, but, in the event Mr. Hilferty is unable to serve or for good cause will not serve, the Group Shares will be voted for a substitute nominee, to the extent this is not prohibited under the Company’s Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying Mr. Hilferty, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the Group Shares will be voted for such substitute nominee(s).

WE URGE YOU TO USE THE BLUE PROXY CARD TO VOTE BY TELEPHONE OR BY INTERNET OR BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY OR VOTE FOR GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY IN PERSON BY BALLOT AT THE ANNUAL MEETING.

THE GROUP URGES YOU NOT TO SUBMIT ANY PROXY TO THE COMPANY OR ANY OTHER SHAREHOLDER. IF YOU HAVE ALREADY SENT A WHITE PROXY CARD FURNISHED BY THE COMPANY, OR A PROXY FURNISHED BY ANY OTHER SHAREHOLDER, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY AS DESCRIBED IN THIS PROXY STATEMENT BY SUBMITTING A LATER-DATED PROXY USING THE BLUE PROXY CARD BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY OR BY VOTING IN PERSON BY BALLOT AT THE ANNUAL MEETING.

The Company may transact such other business as may properly come before the Annual Meeting.

VOTING AND PROXY PROCEDURES

Shareholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting. Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Shareholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. The only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of Gregory B. Braca, FOR the election of Mary Pat Christie and FOR the election of Daniel J. Hilferty. Shareholders may also attend the Annual Meeting and vote in person by ballot.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the conduct of business at the Annual Meeting. In the absence of a quorum, the shareholders present in person or by proxy at the meeting, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting until a quorum is present in person or by proxy. Under the BCL and the Company’s Amended and Restated Bylaws, adopted May 11, 2020 (the “Bylaws”), the shareholders entitled to vote who attend a meeting of shareholders at which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in the BCL or in the Bylaws, shall nevertheless constitute a quorum for the purpose of electing directors.

Please note that if you hold your shares in a stock brokerage account, your broker may not be able to vote your shares of Common Stock (a “broker non-vote”) unless you provide voting instructions to your broker. You should instruct your broker to vote your shares by following the instructions provided by the broker when it sends this Proxy Statement to you. You may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the Annual Meeting unless you provide a “legal proxy”, which you must obtain from your bank or broker.

If you hold your shares in “street name” and do not provide voting instructions to your broker, then your broker will not have the authority to vote your shares on any proposal presented at the Annual Meeting unless it has discretionary authority with respect to that proposal. In that case, your shares will be considered to be broker non-votes and will not be voted on that proposal. Whether a broker has discretionary authority depends on your agreement with your broker and the rules of the various regional and national exchanges of which your broker is a member. These rules generally prohibit a broker from exercising discretionary voting authority on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on these rules. However, in the case of meetings involving contested director elections, these rules generally prohibit a broker from exercising discretionary authority with respect to any proposals to be voted on at such meetings, whether routine or not, with respect to any accounts to which the broker has provided opposition proxy materials. As a result, brokers subject to these rules generally will not be permitted to vote shares held by a beneficial holder at the Annual Meeting without instructions from that beneficial holder as to how to the shares are to be voted. Any shares held by such a broker who has not received instructions from the beneficial owner as to how such shares are to be voted will have no effect on the outcome of the proposal, but the shares will be counted for establishing the presence of a quorum. It is therefore very important that you instruct your broker on how to vote shares that you hold in street name.

VOTES REQUIRED FOR APPROVAL

According to information contained in the Company’s Preliminary Proxy Statement for the Annual Meeting, filed with the SEC on [            ] , 2023 (the “Company’s Proxy Statement”), directors are elected by a plurality vote of shares of Common Stock cast in person or by proxy at the Annual Meeting, provided a quorum is present. A “plurality” means that the individual who receives the largest number of affirmative votes cast in the election of directors will be elected. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result. Abstentions and broker non-votes will have no effect on the outcome of the vote. Shareholders are not entitled to cumulative voting in the election of directors.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person by ballot (although, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Group in care of Innisfree M&A Incorporated (“Innisfree”) at the address set forth on the back cover of this Proxy Statement or to the Company at Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Group in care of Innisfree at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the shares entitled to be voted at the Annual Meeting. Additionally, Innisfree may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty.

IF YOU WISH TO VOTE FOR THE ELECTION OF GREGORY B. BRACA, MARY PAT CHRISTIE AND DANIEL J. HILFERTY TO THE BOARD, PLEASE PROMPTLY USE THE BLUE PROXY CARD TO VOTE BY INTERNET, TELEPHONE OR BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD TO US IN THE POSTAGE-PAID ENVELOPE PROVIDED WITH THIS PROXY STATEMENT.

SOLICITATION

The solicitation pursuant to this Proxy Statement will be made by the Participants, subject to approval of the Section 112 Application. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements. Members of the Group have entered into an agreement with Innisfree for solicitation and advisory services in connection with this solicitation, for which Innisfree will receive a fee not to exceed $250,000, together with reimbursement for its reasonable and documented out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit from individuals, brokers, banks, bank nominees and other institutional holders. The Group has requested banks, brokers or their agents to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Group will reimburse these record holders for their expenses in so doing. It is anticipated that Innisfree will employ approximately 50 persons to solicit shareholders for the Annual Meeting.

The entire expense of solicitation is being borne by the Group. Costs of this solicitation are currently estimated to be approximately $[    ] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). The Group estimates that through the date hereof its expenses in connection with this solicitation are approximately $[    ]. To the extent legally permissible, if the Group is successful in its proxy solicitation, the Group intends to seek reimbursement from the Company for the expenses it incurs in connection with this solicitation. The Group does not intend to submit the question of such reimbursement to a vote of securityholders of the Company.

This solicitation will be made solely by the Participants and not on behalf of, or in coordination or in concert with, the Board or any other shareholders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

Gregory B. Braca, George E. Norcross, III, Philip A. Norcross, Alessandra T. Norcross, Alexander S. Norcross, Mary Pat Christie and Daniel J. Hilferty are participants in this solicitation.

The principal occupation of George Norcross is serving as the Executive Chairman of Conner Strong & Buckelew Companies, LLC, an insurance, risk management and employee benefits brokerage and consulting firm with an address at 218 Royal Palm Way, Suite 200, Palm Beach, Florida 33480.

The principal occupation of Gregory B. Braca is working as a private investor.

The principal occupation of Philip A. Norcross is serving as the Managing Shareholder and Chief Executive Officer of Parker McCay P.A., a law firm, with an address at 2 Cooper Street, Suite 1901, Camden, New Jersey 08102.

The principal occupation of Alessandra T. Norcross is serving as the Founder and Chairwoman of WWB Holdings LLC d/b/a PhillyVoice, a digital news source, with an address at 2929 Arch Street, Suite 675, Philadelphia, PA 19104.

The principal occupation of Alexander S. Norcross is serving as a Professional Development Associate at Mid Penn Bank, a Pennsylvania-chartered bank, with an address at 2407 Park Drive, Harrisburg, PA 17110.

The principal occupation of Mary Pat Christie is serving as (i) a partner in the Hampshire Christie Qualified Opportunity Fund, a real estate investment fund with an address at 83 South Street, Morristown, New Jersey 07960 and (ii) a partner at Christie 55 Solutions, a consulting firm with an address at 15 Maple Avenue, Morristown, New Jersey 07960.

The principal occupation of Daniel J. Hilferty is serving as Chairman and Chief Executive Officer of Comcast Spectacor, a sports and entertainment company with an address at 3601 South Broad Street, Philadelphia, Pennsylvania 19148.

The business address of each of Gregory B. Braca, George E. Norcross, III, Philip A. Norcross, Alessandra T. Norcross and Alexander S. Norcross is 218 Royal Palm Way, Suite 200, Palm Beach, Florida 33480. The business address of Mary Pat Christie is 83 South Street, Morristown, New Jersey 07960. The business address of Daniel J. Hilferty is 3601 South Broad Street, Philadelphia, Pennsylvania 19148.

Neither Mary Pat Christie nor Daniel J. Hilferty directly or indirectly beneficially own any Common Stock, but both commit to acquire shares of Common Stock if elected to the Board. As of August 8, 2023, the amount of Common Stock owned by each of the other Participants, beneficially or of record, is set forth in the table below:

	Beneficial Ownership of Company Common Stock(1)	Ownership of Record of Company Common Stock	Percent of Class(2)
George E. Norcross, III	674,572	0	1.0%
Philip A. Norcross	497,000	100	0.7%
Gregory B. Braca	511,659	100	0.7%
Alessandra T. Norcross	2,614,781	0	3.7%
Alexander S. Norcross	2,686,331	0	3.8%

(1)	Unless otherwise indicated, the Participants hold shares of Common Stock only.
(2)

For purposes of calculating beneficial ownership percentages, the total number of shares of Common Stock outstanding as of August 3, 2023 is 70,183,407, as reported by the Company in its Current Report on Form 8-K, filed with the SEC on August 7, 2023.

The shares of Common Stock purchased by Gregory B. Braca, George E. Norcross, III, and Philip A. Norcross were each purchased with personal funds. The shares of Common Stock held by Alessandra T. Norcross and Alexander S. Norcross were obtained by a distribution from the Avery Conner Capital Trust, which shares were originally purchased with funds of the trust.

Gregory B. Braca, George E. Norcross, III, Philip A. Norcross, Alessandra T. Norcross and Alexander S. Norcross, are each a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act. The Group may be deemed to beneficially own the 6,984,343 shares of Common Stock owned in the aggregate as of the date hereof by all members of the Group. Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock that he, she or it does not directly own. For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

For the purposes of the foregoing, (i) the term “associates” has the meaning set forth for that term in Rule 14a-1 under the Exchange Act and (ii) the terms “immediate family member” and “family relationship” have the meanings set forth for those terms in Items 404(a) and 401(d) of Regulation S-K under the Exchange Act.

FORWARD-LOOKING STATEMENTS

All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. The Participants have not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

THE GROUP’S FINANCIAL ADVISOR

In connection with the Group’s investments in the Company, the Group retained a financial advisor, Raymond James. On February 15, 2022, Gregory B. Braca, George E. Norcross, III, and Philip A. Norcross entered into an engagement letter with Raymond James for such financial advisory services (the “Letter Agreement”). Pursuant to the Letter Agreement, Gregory B. Braca, George E. Norcross, III, and Philip A. Norcross have agreed to pay Raymond James certain fees in the event of consummation of certain transactions that were described in the Schedule 13D. However, because the ultimate transaction that will be pursued is uncertain, the Letter Agreement was broadly drafted to cover a number of reasonably possible transactions without the need to amend the Letter Agreement, even if those transaction structures are not currently under consideration by the Group, Gregory B. Braca, George E. Norcross, III, and Philip A. Norcross have agreed to pay Raymond James a $200,000 non-refundable cash retainer and in certain circumstances, a customary fee of $2,000,000 if Raymond James acts at exclusive dealer manager in a tender offer following which the Group holds a controlling interest (or a fee of $1,500,000, if less than such a controlling interest is held), or fee equal to 1% of the fair market value of the Group’s interest in securities of the Company if the Group acquires all or a majority of the securities, assets, business, revenue or income of the Company (subject to a minimum fee of $2,000,000 and a maximum fee of $3,000,000), as well as a fee equal to 3.5% of the total consideration paid in the event the Group purchases any Company shares from the Company. If no such transaction is ultimately consummated, Gregory B. Braca, George E. Norcross, III, and Philip A. Norcross have agreed to pay Raymond James a fee equal to 10% of the Group’s net profits after expenses (i) if the Company is sold to a third party and the Group receives consideration therewith, (ii) if the Group sells securities of the Company other than in connection with a third-party sale of the Company, or (iii) if the Group continues to hold an interest in securities of the company on June 30, 2023, plus, in each case, a $250,000 fee. In the case of clause (iii), net profits are calculated assuming that the Group had sold securities of the Company at the close of business on the applicable date (i.e., 12 months following termination of the Letter Agreement or June 30, 2023). The Letter Agreement also provides that Raymond James will be entitled to a fee equal to $1,500,000 (the “Advisory Fee”) if, prior to June 30, 2023 or within the 12 months thereafter, Gregory B. Braca is appointed Chief Executive Officer of the Company and/or any other designee or nominee of the Group is appointed to the Board. Further, the Letter Agreement provides that fees paid or payable by the Group will be credited against the Advisory Fee. If the Advisory Fee has already been paid and other fees become due, the Advisory Fee will be credited against 50% of such other fees owed to Raymond James under the Letter Agreement. Raymond James is not entitled to the Advisory Fee if Gregory B. Braca, Mary Pat Christie, Daniel J. Hilferty or any other nominee is elected to the Board.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Participants are unaware of any other matters to be considered at the Annual Meeting.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the document to you if you call Innisfree toll free at (877) 750-5837 or write to Innisfree at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL MEETING

According to the Company’s Proxy Statement, you may present matters for consideration at the Annual Meeting either by having the matter included in the Company’s Proxy Statement and proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 or by conducting your own proxy solicitation.

The information set forth above regarding the procedures for submitting shareholder proposals and nominations for the Company’s 2023 Annual Meeting of Shareholders is taken from the Company’s Proxy Statement. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Participants that such procedures are legal, valid or binding.

CERTAIN ADDITIONAL INFORMATION

We have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in reliance on Rule 14a-5(c) of the Exchange Act. Please refer to the Company’s Proxy Statement for such information. Except as otherwise noted herein, the information concerning the Company and the Annual Meeting contained in this Proxy Statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we have not independently verified the accuracy or completeness of such information and do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.

GREGORY B. BRACA GEORGE E. NORCROSS, III PHILIP A. NORCROSS ALESSANDRA T. NORCROSS ALEXANDER S. NORCROSS MARY PAT CHRISTIE DANIEL J. HILFERTY [ ], 2023

SCHEDULE I

TRANSACTIONS IN SECURITIES (COMMON STOCK) OF THE COMPANY

DURING THE PAST TWO YEARS

Gregory B. Braca

Trade Date	Shares Acquired (Disposed)
1/26/2022	73,394
2/2/2022	33,000
2/2/2022	107,150
2/2/2022	33,000
2/2/2022	15,840
2/8/2022	73,000
2/8/2022	77,000
5/23/2022	19,686
5/24/2022	12,003
5/25/2022	10,893
5/26/2022	1,233
6/1/2022	6,185
8/7/2023	27,439
8/8/2023	21,836

George E. Norcross, III

Trade Date	Shares Acquired (Disposed)
1/20/2022(1)	56,160
1/21/2022(1)	127,022
1/24/2022(1)	25,427
1/25/2022(1)	79,286
1/28/2022(1)	150,000
1/28/2022(1)	33,447
2/1/2022(1)	130,405
2/2/2022(1)	67,000
2/3/2022(1)	5,825

Philip A. Norcross

Trade Date	Shares Acquired (Disposed)
11/16/2021	10,000
12/1/2021(2)	28,128
12/2/2021(2)	100,000
12/3/2021(2)	25,735
12/6/2021(2)	9,439
12/7/2021(2)	1,000,000
12/7/2021(2)	15,555
12/7/2021(2)	1,000,000
12/8/2021(2)	22,307
12/9/2021(2)	4,032
12/10/2021(2)	924
12/13/2021(2)	12,534
12/14/2021(2)	680,000
12/16/2021(2)	37,045

Trade Date	Shares Acquired (Disposed)
12/17/2021(2)	14,301
1/24/2022	207,353
1/26/2022(2)	(2,950,000)
1/26/2022(3)	2,950,000
1/26/2022	32,647
1/27/2022(3)	150,000
1/27/2022(3)	16,185
2/2/2022(3)	217,550
2/2/2022(3)	67,000
2/2/2022(3)	32,160
2/3/2022(3)	150,000
2/3/2022(3)	178,053
2/3/2022(3)	150,000
2/3/2022(3)	37,825
2/4/2022	73,000
2/8/2022(3)	120,854
2/8/2022(3)	150,000
2/8/2022	77,000
3/31/2022(3)	143,000
4/19/2022	11,112
4/19/2022(3)	29,404
4/20/2022	13,411
4/20/2022(3)	24,205
5/23/2022(3)	24,088
5/23/2022	1,211
5/24/2022(3)	32,622
5/24/2022	163
5/25/2022(3)	45,598
5/26/2022(3)	5,602
5/27/2022(3)	403
6/1/2022(3)	2,335
6/1/2022	915
6/2/2022	498
6/2/2022(3)	300
6/17/2022(3)	160,356
6/24/2022(3)	36,219
6/24/2022	20,052
6/30/2022(3)	903
6/30/2022	2,638
7/12/2023(3) (4)	(4,724,662)
8/7/2023(5)	47,000

Alessandra T. Norcross

Trade Date	Shares Acquired (Disposed)
7/12/2023(4)	2,362,331
8/7/2023	140,354
8/8/2023	112,096

Alexander S. Norcross

Trade Date	Shares Acquired (Disposed)
7/12/2023(4)	2,362,331
8/7/2023	172,777
8/8/2023	151,223

(1)	Indicates transaction effected through individual retirement account for the benefit of George E. Norcross, III.
(2)

Indicates transaction of General American Capital, LLC, a wholly-owned subsidiary of a trust with respect to which Philip A. Norcross, as a co-trustee, has the power to invest and dispose of trust property. General American Capital, LLC no longer holds any Common Stock of the Company.

(3)

Indicates transaction of the Avery Conner Capital Trust with respect to which Philip A. Norcross, as a co-trustee, has the power to invest and dispose of trust property. The Avery Conner Capital Trust no longer holds any Common Stock of the Company.

(4)	Indicates a distribution made by the Avery Conner Capital Trust for no additional consideration.
(5)	Indicates transaction effected through individual retirement account for the benefit of Philip A. Norcross.

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own. The Group urges you to sign, date and return the BLUE proxy card in favor of the election of Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty at the Annual Meeting or vote for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty in person at the Annual Meeting.

Registered Owners

If your shares of Common Stock are registered in your own name, please vote today by telephone or Internet following the instructions on the enclosed BLUE proxy card, or you may sign and date the enclosed BLUE proxy card and return it to the Group in the enclosed postage-paid envelope.

Beneficial Owners

If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting instruction form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

Beneficial owners may vote either by the Internet or toll-free telephone. Please refer to the enclosed instructions on how to vote by Internet or telephone. You may also vote by signing, dating and returning the enclosed BLUE voting instruction form. Beneficial owners who wish to attend the Annual Meeting and vote in person by ballot must provide a “legal proxy” from their bank or broker.

Since only your latest dated proxy card will count, we urge you not to return any White proxy card you receive from the Company or any proxy card you receive from any other shareholder. Even if you return the Company’s White proxy card marked “withhold” as a protest against the election of its nominee, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty on our BLUE proxy card or in person at the Annual Meeting. Although you may also vote for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty on the Company’s proxy card, we believe the best opportunity for Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty to be elected is by voting on the BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

THE GROUP URGES YOU NOT TO SUBMIT ANY PROXY TO THE COMPANY OR ANY OTHER SHAREHOLDER.

If you have any questions about this Proxy Statement, need additional copies of the Participants’ proxy materials or require any assistance voting your BLUE proxy card,

please contact Innisfree M&A Incorporated at the phone numbers listed below.

Shareholders Call:

1 (877) 750-5837 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other locations)

Banks and Brokers Call Collect:

(212) 750-5833

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.    B L U E P R O X Y â–¼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED â–¼ 2022 ANNUAL MEETING OF SHAREHOLDERS OF REPUBLIC FIRST BANCORP, INC. THIS BLUE PROXY CARD IS SOLICITED ON BEHALF OF GEORGE E. NORCROSS, III, PHILIP A. NORCROSS, GREGORY B. BRACA, ALESSANDRA T. NORCROSS AND ALEXANDER S. NORCROSS, (COLLECTIVELY, THE “GROUP”), AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. The undersigned hereby appoints Philip A. Norcross and George E. Norcross, III, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Republic First Bancorp, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2022 Annual Meeting of Shareholders of the Company, scheduled to be held on October 5, 2023 at [TIME], [local] time, at [LOCATION], (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”). The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned. If properly executed, this Proxy will be voted as directed on the reverse. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED AS FOLLOWS WITH RESPECT TO ANY SUCH PROPOSAL; “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NORCROSS-BRACA NOMINEES LISTED IN PROPOSAL 1. (CONTINUED ON REVERSE SIDE)

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION, DATED [__], 2023 REPUBLIC FIRST BANCORP, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Republic First Bancorp, Inc. Common Stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at (xxx)xxx-xxxx, on a touch-tone telephone. If outside the U.S. or Canada, call +1 (xxx)xxx-xxxx. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet – Please access https://www.proxyvotenow.com/frbk, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card. OR 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: [TBD] â–¼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED â–¼ vote Please as in mark this    X exmple THE GROUP RECOMMENDS THAT SHAREHOLDERS VOTE FOR ONLY THE THREE NORCROSS-BRACA NOMINEES LISTED IN PROPOSAL 1 1. Election of Three Class III Directors While you may mark instructions with respect to any or all of the nominees, you may mark a vote “FOR” only three nominees in total. You are permitted to vote for fewer than three nominees. If you vote “FOR” fewer than three nominees, your shares will only be voted “FOR” any nominee you have marked. If you vote “FOR” more than three nominees, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted “FOR” all of the Norcross-Braca nominees and “WITHHOLD” on all of the Company’s nominees.    The Group recommends you vote FOR ONLY the following three (3) Norcross-Braca Nominees: FOR WITHHOLD 1a. Gregory B. Braca 1b. Mary Pat Christie 1c. Daniel J. Hilferty Company Nominees OPPPOSED by the Group: FOR WITHHOLD 1d. Peter B. Bartholow 1e. Benjamin C. Duster, IV 1f. [ TBD ]    NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of postponement there Dated:                (Signature if held jointly) (Signature if held jointly) (Title) Please sign exactly as name appears hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees or other fiduciaries, should indicate the capacity in which signing. If a corporation or partnership, please sign in full corporate name by authorized officer.